Exhibit 10.10
Lancer Capital, LLC
222 Lakeview Avenue, Suite 1660

West Palm Beach, FL 33401

November 7, 2023

INNOVATE Corp.
222 Lakeview Ave., Suite 1660
West Palm Beach
FL 33401

Re:    Financial Support Commitment
To Whom It May Concern:
This letter sets forth the terms and conditions upon which Lancer Capital LLC, a Delaware limited liability company ("Lancer") agrees to provide financial support to INNOVATE Corp., a Delaware corporation (the "Company").
This letter replaces and supersedes that certain letter regarding Financial Support Commitment, dated August 8, 2023, issued from Lancer to the Company (the "Prior Letter") which Prior Letter is of no further force nor effect.
Lancer unconditionally and irrevocably, until the Termination Date (as defined below), agrees to provide financial support to the Company as follows:
1.    If the Company is unable to meet its payment or covenant obligations with respect to its funded debt during the term of this letter agreement, Lancer will provide the necessary financial support to the Company (each, a "Contribution" and together, the "Contributions") to ensure the Company’s ability to meet such obligations as a going concern through the Termination Date up to a total of US$35,000,000.00 for all Contributions in the aggregate (the "Maximum Commitment Amount"), subject to adjustment as provided below. A Contribution may take the form of a loan, equity investment, deferral of obligations, or backstop commitment with respect to a capital raise.
2.    Each Contribution will be made within five (5) days following a written request to Lancer from the Company, which request will contain the required Contribution amount and a description of the Company's payment or covenant obligation necessitating such Contribution.
3.    The Company shall use commercially reasonable efforts to obtain funding from other sources prior to requesting a Contribution.
4.    The Maximum Commitment Amount shall be reduced on a dollar for dollar basis by the gross proceeds received by the Company less all transaction fees and expenses from any issuance of equity, debt, or other securities, of the Company (a "Sale Transaction") not in the ordinary course of business.

5.    The obligations of Lancer to provide the financial support provided herein shall terminate on the earlier to occur of (a) November 30, 2024, or (b) the date on which the Company closes any Sale Transaction or series of Sale Transactions resulting in aggregate net proceeds to the Company of greater than or equal to US$35,000,000.00 (the "Termination Date").
This letter is intended to and shall qualify as an undrawn letter of credit for purposes of the minimum liquidity covenants under Section 4.03 of that certain Indenture between the Company and U.S. Bank National Association as Trustee and Collateral Trustee, dated as of February 1, 2021.
The Company shall be responsible for payment of the costs and expenses of Lancer with respect to this letter agreement and the making of any Contributions hereunder, including without limitation reasonable attorneys' fees.
This letter agreement shall be governed by the laws of the State of Delaware. This letter agreement is intended solely for the benefit of the parties hereto, and is not for the benefit of, nor may any provision hereof be enforced by, any other person, including without limitation or equity holder or creditor of the Company.
The undersigned, having the financial wherewithal to entire into this irrevocable commitment, makes the above commitment to the Company.

Lancer Capital LLC

By:	/s/ Avram Glazer
Avram Glazer
President